                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 3)*


                         Hollywood Casino Corporation
         -------------------------------------------------------------
                               (Name of Issuer)

               Class A Common Stock, par value $0.0001 per share
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   436132203
                   -----------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 ----------------------
  CUSIP NO. 436132203                13G/A                PAGE 2 OF 11 PAGES
-----------------------                                 ----------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William D. Pratt

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,752,230 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,752,230 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,752,230 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      15.06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Represents Common Stock owned of record by William D. Pratt (10,000 shares), the J.E. Pratt Family Trust I (3,441,650 shares), W.D. Pratt Co. No. 1 (290,830 shares), and WPD Jr. Family Trust (9,750 shares).

-----------------------                                 ----------------------
  CUSIP NO. 436132203                13G/A                PAGE 3 OF 11 PAGES
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.E. Pratt Family Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00 - Trust

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Power is exercised through its Trustee, William D. Pratt.

-----------------------                                 ----------------------
  CUSIP NO. 436132203                13G/A                PAGE 4 OF 11 PAGES
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.E. Pratt Family Trust I

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,441,650 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,441,650 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,441,650

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00 - Trust

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Power is exercised through its Trustee, William D. Pratt.

-----------------------                                 ----------------------
  CUSIP NO. 436132203                13G/A                PAGE 5 OF 11 PAGES
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      W.D. Pratt Co. No. 1

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            290,830 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             290,830 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      290,830

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Power is exercised through its Managing General Partner, William D. Pratt.

-----------------------                                 ----------------------
  CUSIP NO. 436132203                13G/A                PAGE 6 OF 11 PAGES
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WDP Jr. Family Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,750 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,750 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,750

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00 - Trust

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Power is exercised through its Trustee, William D. Pratt.

Item 1(a) Name of Issuer:
--------- --------------

               Hollywood Casino Corporation (the "Company")

Item 1(b) Address of Issuer's Principal Executive Offices:
--------- -----------------------------------------------

               Two Galleria Tower, Suite 2200
               13455 Noel Road
               Dallas, Texas 75240

Item 2(a) Name of Persons Filing:
--------- ----------------------

               This statement is filed on behalf of William D. Pratt, the J.E. Pratt Family Trust (the "JEP Trust"), the J.E. Pratt Family Trust I (the "JEP Trust I"), W.D. Pratt Co. No. 1 (the "Partnership"), and the WDP Jr. Family Trust (the "WDP Jr. Trust") (collectively, the "Reporting Persons"). The Reporting Persons expressly disclaim the existence of any "group" within the meaning of
               Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, between themselves or with any other person, with respect to the Common Stock.

Item 2(b) Address of Reporting Persons:
--------- ----------------------------

               Two Galleria Tower, Suite 2200
               13455 Noel Road
               Dallas, Texas 75240

Item 2(c) Citizenship:
--------- -----------

               William D. Pratt is a citizen of the United States of America. The JEP Trust and the JEP Trust I are governed by the laws of the State of Texas and are located in Texas. The Partnership is organized as a general partnership under the laws of the State of Texas and is located in Texas. The WDP Jr. Trust is governed by the laws of the State of Texas and is located in Texas.

Item 2(d) Title of Class of Securities:
--------- ----------------------------

               Class A Common Stock, $0.0001 par value per share (the "Common Stock")

Item 2(e) CUSIP No.:
--------- ---------

               436132203

Item 3    Status of Person Filing:
------    -----------------------

               Not applicable.

Item 4    Ownership:
------    ---------

               William D. Pratt owns of record 10,000 shares of Common Stock (representing less than 0.1% of the shares of Common Stock outstanding on December 31, 1997, based on information supplied by the Company to the Reporting Persons). William D. Pratt may be deemed to be the beneficial owner of an aggregate of 3,752,230 shares of Common Stock (representing approximately 15.06% of the shares of Common Stock outstanding on December 31, 1997, based on information supplied by the Company to the Reporting Persons), which number includes, in addition to the 10,000 shares owned of record by him, 3,441,650 shares owned of record by the JEP Trust I, 290,830 shares owned of record by the Partnership, and 9,750 shares owned of record by the WDP Jr. Trust. William D. Pratt is the Trustee of the JEP Trust I, the Managing General Partner of the Partnership, and the Trustee of the WDP Jr. Trust and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by the JEP Trust I, the Partnership and the WDP Jr. Trust.

               William D. Pratt has sole voting power and sole dispositive power with respect to the 10,000 shares of Common Stock owned of record by him, the 3,441,650 shares of Common Stock owned of record by the JEP Trust I, the 290,830 shares of Common Stock owned of record by the Partnership, and the 9,750 shares owned of record by the WDP Jr. Trust, for a total of 3,752,230 aggregate shares of Common Stock of the Company.

               The JEP Trust I owns of record and beneficially an aggregate of 3,441,650 shares of Common Stock of the Company (representing approximately 13.8% of the shares of Common Stock outstanding on December 31, 1997, based on information supplied by the Company to the Reporting Persons).

               The JEP Trust I has sole voting power and sole dispositive power with respect to the 3,441,650 shares of Common Stock owned of record by it.

               The Partnership owns of record and beneficially an aggregate of 290,830 shares of Common Stock of the Company (representing approximately 1.2% of the shares of Common Stock outstanding on December 31, 1997, based on information supplied by the Company to the Reporting Persons).

               The Partnership has sole voting power and sole dispositive power with respect to the 290,830 shares of Common Stock owned of record by it.

               The WDP Jr. Trust owns of record and beneficially an aggregate of 9,750 shares of Common Stock of the Company (representing less than 0.1% of the shares of Common Stock outstanding on December 31, 1997, based on information supplied by the Company to the Reporting Persons).

               The WDP Jr. Trust has sole voting power and sole dispositive power with respect to the 9,750 shares of Common Stock owned of record by it.

               The Reporting Persons hereby expressly disclaim the existence of any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, between themselves or with any other person, with respect to the Common Stock.

Item 5    Ownership of 5% or Less of a Class:
------    ----------------------------------

               Not applicable.

Item 6    Ownership of More than 5% on Behalf of Another Person:
------    -----------------------------------------------------

               No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the 10,000 shares of Common Stock owned of record and beneficially by William D. Pratt, the 3,441,650 shares of Common Stock owned of record and beneficially by the JEP Trust I, the 290,830 shares of Common Stock owned of record and beneficially by the Partnership, or the 9,750 shares of Common Stock owned of record and beneficially by the WDP Jr. Trust.

Item 7    Identification and Classification of the Subsidiary which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By The Parent Holding Company:
          --------------------------------------------------------

               Not applicable.

Item 8    Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

               Not applicable.

Item 9    Notice of Dissolution of Group:
------    ------------------------------

               Not applicable.

Item 10   Certification:
-------   -------------

               Not applicable.

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: February 10, 1998.

                                    WILLIAM D. PRATT

                                    /s/  William D. Pratt
                                    --------------------------------------------



                                    J.E. PRATT FAMILY TRUST

                                    /s/  William D. Pratt
                                    --------------------------------------------
                                    By:  William D. Pratt
                                         Trustee



                                    J.E. PRATT FAMILY TRUST I

                                    /s/  William D. Pratt
                                    --------------------------------------------
                                    By:  William D. Pratt
                                         Trustee


                                    W.D. PRATT CO. NO. 1

                                    /s/  William D. Pratt
                                    --------------------------------------------
                                    By:  William D. Pratt
                                         Managing General Partner



                                    WDP JR. FAMILY TRUST

                                    /s/  William D. Pratt
                                    --------------------------------------------
                                    By:  William D. Pratt
                                         Trustee